Registration Statement No. 333-237342

Filed Pursuant to Rule 433

August 17, 2021

SECTOR SPECIFIC EXCHANGE TRADED NOTES THE BENEFITS 0 TARGETED Trade the stocks you know ir> the sec1ors you iollow. Concentrated exposure to investable market segments ,hat heavily influence many investor portfolios. LEVERAGED & INVERSE Realize your potential to generate alpha and experience the market like never before with ver satile levels of exposure to your preferred market segment. BETA Beta or 1 x products allow for a new standard of portfolio building blocks 1hat provide precise and targeted exposure. EFFICIENT Precise investr,ent & trading tools give you maximum control SEE THE PRODUCTS Source: TradingView. 15 minute data feed delay. GDXU 12.32D −0.83 (−6.31%) GDXD 22.88D +1.12 (+5.15%) FNGU 35.53D +0.18 (+0.51%) FNGD 2.55D 0.00 (−0.20%) FANG & INNOVATION EXCHANGE TRADED NOTES The MicroSectors™ FANG & Innovation lineup of exchange traded notes provides +3x leveraged exposure and -3x inverse leveraged exposure to the performance of the Solactive FANG Innovation Index. LEARN MORE ABOUT BMO ETNs LEVERAGED & LONG EXPOSURE LEVERAGED & INVERSE EXPOSURE FANG & INNOVATION BULZ BERZ MicroSectors FANG & Innovation 3X Leveraged ETN Fact Sheet Prospectus MicroSectors FANG & Innovation -3X Inverse Leveraged ETN Fact Sheet Prospectus ABOUT SOLACTIVE FANG INNOVATION INDEX COMPONENTS* The Solactive FANG Innovation Index includes 15 highly liquid stocks focused on building tomorrow’s technology today. These large, tech-enabled equity securities are all listed and domiciled in the U.S. The Index is comprised of eight core-components Apple (AAPL), Amazon (AMZN), Facebook (FB), Alphabet (GOOGL), Microsoft (MSFT), Netflix (NFLX), NVIDIA (NVDA), Tesla (TSLA) AND the seven top traded names across the following FactSet Industries: WHAT IS THE FANG INNOVATION INDEX? ▪ Semiconductors ▪ Electronic Components ▪ Electronic Equipment/Instruments ▪ Telecommunications Equipment ▪ Computer Processing Hardware ▪ Computer Peripherals ▪ Computer Communications ▪ Electronic Production Equipment ▪ Data Processing Services ▪ Information Technology Services ▪ Packaged Software ▪ Internet Software/Services 6.67% Advanced Micro Devices Inc (AMD) 6.67% Alphabet Inc (GOOGL) 6.67% Amazon.com Inc (AMZN) 6.67% Apple Inc (AAPL) 6.67% Facebook Inc (FB) 6.67% Intel Corp (INTC) 6.67% Micron Technology Inc (MU) 6.67% Netflix Inc (NFLX) 6.67% NVIDIA Corp (NVDA) 6.67% PayPal Holdings Inc (PYPL) 6.67% salesforce.com inc (CRM) 6.67% Square Inc (SQ) 6.67% Tesla Inc (TSLA) 6.67% Zoom Video Communications Inc (ZM) The index rebalances monthly and reconstituted quarterly. The Index’s underlying composition is equally weighted across all stocks, providing a unique benchmark that allows for a uniform performance-driven approach to investing. While market capitalization weighted indices can be dominated by a few of the largest stocks in the index, an equal-weighting allows for a more concentrated portfolio. LEARN MORE ABOUT THE FANG INNOVATION INDEX THE NEW STANDARD IN SECTOR SPECIFIC TRADING TOOLS PRODUCTS NEWS ABOUT SUBSCRIBE This site was designed with the .com website builder. Create your website today. Start Now gy() 6.67% Microsoft Corp (MSFT) () *Index reconstitutes quarterly, rebalances monthly. PERFORMANCE Source: Bloomberg L.P. Data from 12/19/2014 to 5/28/2021. Past performance does not guarantee future results. The SolactiveFANG Innovation Index was created by Solactive in 2021, and was launched on 6/8/2021. Index data prior to that date ishypothetical and refl ects the application of the index methodology in hindsight. The hypothetical data cannot completelyaccount for the impact of fi nancial risk in actual trading. Past historical or hypothetical data is not a guarantee of future Indexperformance. Solactive AG (“Solactive”) is the licensor of the Index. The notes are not sponsored, endorsed, promoted or sold by Solactive inany way, and Solactive makes no express or implied representation, guarantee or assurance with regard to: (a) the advisability ininvesting in the notes; (b) the quality, accuracy and/or completeness of the Index; and/or (c) the results obtained or to beobtained by any person or entity from the use of the Index. Solactive does not guarantee the accuracy and/or the completenessof the Index and shall not have any liability for any errors or omissions with respect thereto. Notwithstanding Solactive’sobligations to its licensees, Solactive reserves the right to change the methods of calculation or publication of the Index, andSolactive shall not be liable for any miscalculation of or any incorrect, delayed or interrupted publication with respect to theIndex. Solactive shall not be liable for any damages, including, without limitation, any loss of profi ts or business, or any special,incidental, punitive, indirect or consequential damages suff ered or incurred as a result of the use (or inability to use) of theIndex. TERMS AND CONDITIONS PRIVACY POLICY Bank of Montreal, the issuer of the ETNs ("Bank of Montreal" or the "Issuer"), has filed a registration statement (including pricingsupplements, product supplements, a prospectus supplement and a prospectus) with the Securities and Exchange Commission (the"SEC") about each of the offerings to which this website relates. Please read those documents and the other documents relating to theseofferings that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and these offerings. Thesedocuments may be obtained without cost by visiting EDGAR on the SEC website at www.sec.gov . Alternatively, Bank of Montreal, anyagent or any dealer participating in these offerings will arrange to send the applicable pricing supplement, any applicable productsupplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-369-5412. The ETNs are senior, unsecured debt obligations of Bank of Montreal, and are subject to Bank of Montreal’s credit risk. The leveraged and inverse ETNs are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part ofan overall diversified portfolio. They are designed to achieve their stated investment objectives on a daily basis. You should proceed withextreme caution in considering an investment in those ETNs. The ETNs do not guarantee any return of your investment. For example, with respect to some ETNs, if the closing Indicative Note Value orthe Intraday Indicative Value (each as defined in the applicable pricing supplement) for the ETNs is equal to or less than $0 at any timeduring a relevant trading day, you will lose all of your investment in the ETNs. Even if the Index Closing Level has increased ordecreased, as applicable, from the Initial Index Level, you may receive less than the principal amount of your ETNs upon a call,redemption, at maturity, or if you sell your ETNs, with the loss magnified by any leverage, each as described in more detail in theapplicable pricing supplement. Leverage (if applicable) increases the sensitivity of your ETNs to changes in the level of the applicable index. Investment suitability mustbe determined individually for each investor, and the ETNs are not suitable for all investors. The leveraged and inverse ETNs are notsuitable for investors with longer-term investment objectives. You should regularly monitor your holdings of the ETNs to ensure that theyremain consistent with your investment strategies. In particular, the leveraged and inverse ETNs should be purchased only bysophisticated investors who do not intend to hold the ETNs as a buy and hold investment, who are willing to actively and continuouslymonitor their investment and who understand the consequences of investing in and of seeking daily resetting investment results, whichare leveraged as to some of the ETNs. Due to the effect of compounding, if the Indicative Note Value increases, any subsequent adversechange in the applicable index level will result in a larger dollar reduction from the Indicative Note Value than if the Indicative Note Valueremained constant; the converse is also true. The ETNs are subject to intraday purchase risk. The Indicative Note Value of the leveragedand inverse ETNs is reset daily, and the leverage or exposure of the ETNs during any relevant trading day may be greater than or lessthan that contemplated by the name of a particular leveraged ETN. The ETNs are subject to a call right, which may adversely affect the value of, or your ability to sell, your ETNs. The ETNs do not pay anyinterest, and you will not have any ownership rights in the applicable index constituents. The Index Closing Level used to calculate anypayment by the Issuer of the ETNs may be different from the Index Closing Level at other times during the term of the ETNs. There arerestrictions on your ability to request a redemption of the ETNs, and you will not know the amount due upon redemption at the time youelect to request that the ETNs be redeemed. The Issuer may sell additional ETNs, but is under no obligation to do so. Market disruptions may adversely affect your return. Significant aspects of the tax treatment of the ETNs are uncertain. The Intraday Indicative Value and the Indicative Note Value are not the same as the closing price or any other trading price of the ETNsin the secondary market. There is no assurance that your ETNs will be listed or continue to be listed on a securities exchange, and theymay not have an active trading market. The value of the ETNs in the secondary market may be influenced by many unpredictablefactors. The Issuer or its affiliates may have economic interests that are adverse to those of the holders of the ETNs as a result of its business,hedging and trading activities, or as Calculation Agent (as defined in the applicable pricing supplement) of the ETNs, and may havepublished research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the ETNs, andmay do so in the future. Each index has limited actual historical information. The Index Calculation Agent (as defined in the applicable pricing supplement), mayadjust the index in a way that may affect its level, and may, in its sole discretion, discontinue the public disclosure of the intraday indexvalue and the end-of-day closing value of the index. The indices lack diversification and are vulnerable to fluctuations in the applicablesector. A limited number of index constituents may affect each Index Closing Level, and the Indices are not necessarily representative oftheir focus industry. An index constituent may be replaced upon occurrence of certain events. The manner in which each index selectsits components may differ from how other index providers or market participants might do so. Use of Hypothetical Back-Tested Data - The historical data of the Indices shown herein is from the dates displayed. Any index datashown prior to that date is hypothetical and a result of the application of the index methodology to historical data, and has inherentlimitations. The creation of hypothetical data necessarily involves assumptions and cannot take into account the impact of financial risk inactual trading. Alternative modeling techniques or assumptions may produce different hypothetical back-tested information that might bemoreappropriateandthatmightdiffersignificantlyfromtheinformationpresentedhereinThehypotheticalback-testeddataherein This site was designed with the .com website builder. Create your website today. Start Now more appropriate and that might differ significantly from the information presented herein. The hypothetical backtested data hereinshould not be considered indicative of actual results that might be obtained from an investment in a financial instrument referencing theindex. Historical and hypothetical back-tested results are neither an indicator nor a guarantee of future index performance or the return of theETNs. Please see the “Risk Factors” section in the pricing supplement, any applicable product supplement, the prospectus supplement andthe prospectus relating to the applicable offering. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Weurge you to consult your investment, legal, tax, accounting and other advisers before you invest in the ETNs. MicroSectors™ and REX™ are registered trademarks of REX Shares, LLC (“REX”). The trademarks have been licensed for use for certainpurposes by Bank of Montreal. The ETNs are not sponsored or sold by REX or any of its affiliates or third-party licensors (collectively,“REX Index Parties”). REX Index Parties make no representation or warranty, express or implied, to the owners of the ETNs or anymember of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of any Index totrack general market performance. REX Index Parties’ only relationship to Bank of Montreal with respect to each Index is the licensing ofthe Index and certain trademarks, service marks and/or trade names of REX Index Parties. REX Index Parties are not responsible for andhave not participated in the determination of the prices, and amount of the ETNs or the timing of the issuance or sale of the ETNs or inthe determination or calculation of the equation by which the ETNs are to be converted into cash. REX Index Parties have no obligationor liability in connection with the administration, marketing or trading of the ETNs. Inclusion of a security within an index is not arecommendation by REX Index Parties to buy, sell, or hold such security, nor is it considered to be investment advice. Copyright © 2021 REX Shares. This site was designed with the .com website builder. Create your website today. Start Now